Exhibit 10.14

CEDAR FAIR, L.P. 2008 OMNIBUS INCENTIVE PLAN

2008-2011 PERFORMANCE AWARD AGREEMENT

This 2008-2011 Performance Award Agreement (“Agreement”) is made pursuant to the terms and conditions of Article IX of the Cedar Fair, L.P. 2008 Omnibus Incentive Plan (the “Plan”), the provisions of which are incorporated into this Agreement by reference. Capitalized terms used herein shall have the meanings used in the Plan, unless indicated otherwise.

PARTICIPANT:

PERFORMANCE PERIOD: June 1, 2008 through December 31, 2011

DATE OF GRANT OF PERFORMANCE AWARD BY COMMITTEE:

FAIR MARKET VALUE OF ONE UNIT ON DATE OF GRANT:

NUMBER OF PERFORMANCE UNITS:

EMPLOYMENT REQUIREMENT: Employment with the Company or an Affiliate as specified in Section 3 below.

1. Performance Award In General. Participant’s Performance Award of             Performance Units for the Performance Period is subject to (i) the attainment of performance objectives determined by the Committee in its action granting this Performance Award, and (ii) Participant’s continued employment by the Company or an Affiliate through the dates of payment, as specified in Section 3 of this Agreement.

2. Employment Requirement. Any part of this Award that is not payable because the Participant is not employed the Company or an Affiliate on the relevant payment date shall be automatically forfeited.

3. Payment Dates. If the Committee-established performance objectives are achieved during the Performance Period, (i) fifty percent (50%) of any such Performance Award shall be paid in a lump sum in Units or a combination of cash and Units (measured using the Fair Market Value of Units at the time of such payment) in the first ninety (90) days of 2012, if the Participant is employed by the Company or an Affiliate on such 2012 payment date; provided that any payment to a Specified Employee upon a Separation from Service (including Retirement) shall only be paid in accordance with Section 9.6 of the Plan; and (ii) the fifty percent (50%) balance of any such Performance Award shall be paid in a lump sum in Units or a combination of cash and Units (measured using the Fair Market Value at the time of such payment) in the first ninety (90) days of 2013, if the Participant is employed by the Company or an Affiliate on such 2013 payment date; provided that any payment to a Specified Employee upon a Separation from Service (including retirement) shall only be paid in accordance with Section 9.6 of the Plan.

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If a Participant dies or incurs a Disability prior to either or both of the payment dates specified in the preceding paragraph, the Participant (or the Participant’s estate) shall receive payments as provided in the preceding paragraph as if the Participant were employed by the Company on the relevant payment date or dates. Any such payments will be limited to the Award prorated as of the date of death or Disability.

Except as permitted by Section 409A, no payment shall be accelerated.

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IN WITNESS WHEREOF, Magnum Management Corporation, a subsidiary of Cedar Fair, L.P., has caused this Agreement to be executed by its duly authorized officer and the Participant has executed this Agreement as of the day and year below written.

MAGNUM MANAGEMENT CORPORATION

By:

Title:

Date:

PARTICIPANT

Signature:

Printed Name:

Address:

SSN:

Date:

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